UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 15, 2021

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box HM 2267, Windsor Place 3rd Floor
22 Queen Street, Hamilton HM JX Bermuda                         N/A
(Address of principal executive offices)                          (Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary shares, par value $1.00 per share	ESGR	The NASDAQ Stock Market	LLC
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Fixed-to-Floating Rate	ESGRP	The NASDAQ Stock Market	LLC
Perpetual Non-Cumulative Preferred Share, Series D, Par Value $1.00 Per Share
Depositary Shares, Each Representing a 1/1,000th Interest	ESGRO	The NASDAQ Stock Market	LLC
in a 7.00% Perpetual Non-Cumulative Preferred Share, Series E, Par Value $1.00 Per Share
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director
On September 15, 2021, Enstar Group Limited (the “Company”) appointed Sharon A. Beesley to its Board of Directors as a Class I director, effective October 1, 2021. Ms. Beesley's appointment was recommended to the Board of Directors by the Nominating and Governance Committee, which is comprised entirely of independent directors.
Ms. Beesley, age 65, currently serves as the Chief Executive Officer and senior partner of BeesMont Law Limited, a Bermuda-based commercial law firm, which she established in 2008. She also serves as Chief Executive Officer of BeesMont Consultancy Limited, a Bermuda-based consultancy business, a position she has held since 2000. In addition, Ms. Beesley serves as a Director on the Board of the Bermuda Monetary Authority, a position she has held since 2016, for a term that concludes at the end of 2021. Prior to 2000, Ms. Beesley was engaged in private legal practice in Bermuda and other international jurisdictions.
The Board of Directors has determined that Ms. Beesley is independent as defined by Nasdaq Marketplace Rule 5605(a)(2). She will serve on the Nominating and Governance Committee.
As a non-employee director, Ms. Beesley will be eligible to participate in the Company’s Deferred Compensation and Ordinary Share Plan for Non-Employee Directors, which is described in our Proxy Statement (filed with the U.S. Securities and Exchange Commission on April 26, 2021) (the "Proxy Statement") under the heading, “Director Compensation - Deferred Compensation Plan.”
Ms. Beesley is expected to enter into an indemnification agreement with the Company on the same terms as the indemnification agreements executed with each of the Company’s other current directors. These terms are described in the Proxy Statement under the heading, “Certain Relationships and Related Transactions - Indemnification of Directors and Officers; Director Indemnity Agreements.”
Acting Chief Financial Officer Employment Agreement Amendment
On September 16, 2021, the Company entered into an amendment (the "Amended Employment Agreement") to that certain Amended and Restated Employment Agreement with Orla Gregory, dated as of January 21, 2020 (the "Previous Agreement"). Except as set forth in the Amended Employment Agreement, all other terms and conditions of the Previous Agreement will remain in full force and effect.
The Company entered into the Amended Employment Agreement in connection with Ms. Gregory's appointment to the position of Acting Chief Financial Officer and principal financial officer. Ms. Gregory will also continue to serve as the Chief Operating Officer, a role she has held since 2016.
Pursuant to the Amended Employment Agreement, Ms. Gregory is required to provide the Company with six months’ notice before terminating her employment with the Company without "good reason," and the Company is required to provide Ms. Gregory with six months’ notice before terminating her employment with the Company without "cause." In the event Ms. Gregory's employment with the Company is terminated by the Company without "cause" or by Ms. Gregory for "good reason," including if such termination occurs within one year of a change in control, Ms. Gregory would be entitled to: (1) a lump sum amount equal to two times her annual base salary, calculated from the date of the notice of termination; (2) continued medical benefits for herself, her spouse and her dependents for two years from the date of the notice of termination; (3) immediate vesting of all outstanding equity incentive awards as of the date of the notice of termination; and (4) the bonuses that Ms. Gregory would have received in respect of the year in which the notice of termination is received had she been employed by the Company for the full year, based on the Company's achievement of the performance goals established in accordance with any incentive plan in which Ms. Gregory participates. These payments and benefits are consistent with what Ms. Gregory would have received under the Previous Agreement, which did not require the Company or Ms. Gregory to provide six months’ notice before terminating the Previous Agreement without “cause” or for “good reason,” respectively. In addition, the Amended Employment Agreement amends the Previous Agreement to provide for the inclusion of certain administrative terms required under the Bermuda Employment Amendment (No. 2) Act 2020 and the Bermuda Trade Union and Labour Relations (Consolidation) Act 2020, which came into effect in 2021.
The foregoing summary of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits
Exhibits

Exhibit No.	Description
10.1	Amendment No. 1 to Amended and Restated Employment Agreement, dated September 16, 2021 by and between Enstar Group Limited and Orla M. Gregory.

101	Pursuant to Rule 406 of Regulation S-T, the cover page information in formatted in Inline XBRL.

104	Cover page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

September 21, 2021	By:	/s/ Audrey B. Taranto
Audrey B. Taranto
General Counsel